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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported):  July 17, 1998

                          REPUBLIC GROUP INCORPORATED

            (Exact name of registrant as specified in its charter)


        DELAWARE                     1-7210                  75-1155922

(State or other jurisdiction      (Commission             (I.R.S. Employer
       of incorporation)          File Number)          Identification Number)


                             811 East 30th Avenue
                           Hutchinson, Kansas  67502

                   (Address of principal executive offices)



                                (316) 727-2700

                         (Registrant's Telephone No.)
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ITEM 5.   OTHER EVENTS
          ------------

FORWARD-LOOKING STATEMENTS

  Certain matters discussed in this report may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations and entail various risks and uncertainties. The forward-looking statements may not be realized owing to a number of factors -- including general economic and competitive conditions, foreign currency exchange rates, weather, market acceptance of products produced by the new project described below, raw material availability and costs, facility fuel costs, labor shortages and costs, financing risks associated with the new project, changing circumstances affecting the viability of the new project and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.


NEW CREDIT FACILITY

  On July 17, 1998, the Company announced that a new bank credit facility of up to $85 million in aggregate principal amount was entered into by the Company with a bank syndicate. Borrowings under the new credit facility, along with the proceeds of a previously announced private transaction of $100 million principal amount of 9.50% Senior Subordinated Notes due 2008, will be used to finance, and to repay indebtedness used to finance, the construction of a recycled paperboard mill in Lawton, Oklahoma. The new credit facility will also be available for general corporate purposes including working capital.

  Upon the earlier of the start-up of the Lawton Mill or the second anniversary of the new credit facility, the new credit facility will convert into a term loan in a principal amount of up to $50 million and a revolving credit facility with a $35 million maximum principal amount. The principal of the term loan will amortize over four years with 10% due during the first year, 20% during the second year, 30% during the third year and 40% during the fourth year. The revolving credit facility will mature in four years.

  The interest rates under the new credit facility will be equal to variable spreads over a base rate or over LIBOR, as applicable. The spreads vary based on a financial ratio. The borrowings under the new credit facility will be secured by a mortgage on the Lawton Mill and security interests in substantially all personal property of the Company and its subsidiaries. The new credit facility will impose certain financial and other covenants on the Company.


THE LAWTON MILL

  As previously reported in the Company's Form 8-K filed on May 28, 1998, the Company is building and plans to operate a new, 100% recycled paperboard mill in Lawton, Oklahoma (the "Lawton Mill"), with an annual capacity of approximately 11 billion square feet, or approximately 220,000 tons. Production from the Lawton Mill will be used both internally at the Company's gypsum wallboard facility in Duke, Oklahoma (the "Duke Plant") and sold externally to other gypsum wallboard


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manufacturers.  Although primarily designed for the production of gypsum-grade recycled paperboard, the Lawton Mill will also be capable of producing recycled paperboard for other uses.

  The Company estimates that construction will be completed in approximately 18 to 20 months and that the total cost of the Lawton Mill, inclusive of related working capital requirements and capitalized interest, will be $160 to $170 million of which approximately $42 million represents the cost of the paper machine. Management expects that the Lawton Mill will achieve commercial production by the first quarter of 2000.

  The Company has entered into an agreement for the design and construction of the Lawton Mill with Fluor Daniel, Inc. ("Fluor Daniel"), an engineering and construction firm with substantial background in the construction of recycled paper mills.

  The agreement with Flour Daniel is a "cost plus" contract under which the Company bears the cost of construction and pays fees to Fluor Daniel for its services. Portions of Fluor Daniel's fee are tied to the successful completion of the Lawton Mill within a target cost and on schedule. If costs are below the target, then Fluor Daniel's fee is increased; if the costs exceed the target, then the fee is reduced. Similarly, if the Lawton Mill is completed ahead of schedule, then the fee is increased; if it is completed behind schedule, then the fee is reduced. In addition, if Fluor Daniel identifies cost savings that are used on the project, then a portion of the savings will be shared with Fluor Daniel.

  There can be no assurance that the construction of the Lawton Mill will proceed on schedule and without cost overruns. Construction of the Lawton Mill may be significantly delayed or may not be completed at all as a result of problems frequently associated with construction projects, including delays in construction, cost overruns, labor problems, the inability to obtain required governmental approvals, licenses and permits or to obtain the funds required to complete the project. Completion and operation of the Lawton Mill may also be affected by general economic conditions. In addition, no assurance can be given that the Company will be able to successfully implement the technology to be used in the operation of the Lawton Mill into its operation. Other unforeseen expenses, difficulties, complications or delays may be encountered in connection with the construction and initial operations of the Lawton Mill. Construction of the Lawton Mill is subject to the satisfaction of certain conditions, including approval by various state and local regulatory agencies. There also can be no assurance that the Company will have sufficient resources available to integrate the Lawton Mill successfully into its overall operations. In addition, after construction of the Lawton Mill is completed, it is expected that there will be a period during which further testing and refinement of its recycled paperboard products will occur and during which the Lawton Mill's line speed will be incrementally increased up to normal operating levels. During this transition period, which is expected to last for approximately eight months, the Lawton Mill will not be able to contribute to the Company's earnings at the Lawton Mill's full potential. In addition, if production problems or quality problems with the recycled paperboard produced at the Lawton Mill should occur, then the contribution to earnings of the Lawton Mill could be further delayed.

  When the Duke Plant converts to the use of recycled paperboard supplied by the Lawton Mill, the Company will need to find replacement customers for that portion of the productive capacity of the Company's Hutchinson, Kansas recycled paperboard mill (the "Hutchinson Mill") that presently supplies the Duke Plant. The Company expects to shift production at the Hutchinson Mill away from the



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manufacture of gypsum-grade recycled paperboard to other grades of recycled paperboard and to continue concentrating the Commerce City, Colorado recycled paperboard mill on the production of gypsum-grade recycled paperboard. However, the Company may experience a significant lag time in converting production to such other grades, prices available to the Company may be significantly lower, or the Company might be unable to find replacement customers.

  A factor in the decision to locate the new mill in Lawton was the incentive package offered by the State of Oklahoma, Comanche County and the City of Lawton, which package includes the provision of the real property upon which the Lawton Mill is to be located, a cash incentive payment, certain income tax, sales tax and property tax benefits, the construction of a rail spur and an addition roadway to serve the site, the extension of a water line toward the site, pricing advantages on fresh water supplies and sewage and employee training and related services. In return for the incentive package, the Company has agreed not to sell the Lawton Mill for a period of 15 years from completion, other than to an affiliate or successor, and to employ approximately 110 full time employees at the Lawton Mill during the first five years of operation, subject to a reduction of up to 25% in the number of employees if technology and manufacturing processes or market conditions dictate that such a reduction is prudent.

  The Company intends to use municipal water to supply the Lawton Mill and municipal sewer systems to discharge its waste water after it is processed and treated at the mill. The Company believes that adequate supplies of electricity and natural gas are available to the Lawton Mill and is in the process of negotiating for both electricity and natural gas requirements with several potential suppliers. The Company believes that these utilities will be adequate for operations at the Lawton Mill under normal circumstances. The Lawton Mill will be served by a rail spur that will connect with a major rail line operated by Burlington Northern Santa Fe Corporation. Lawton is located on an interstate highway and other major highways that will facilitate transportation by truck. The Company believes that adequate supplies of reclaimed paper fiber are available within reasonable distances from the Lawton Mill.


THE HARDIE AGREEMENT

  As previously reported in the Company's Form 8-K filed on May 28, 1998, the Company entered into an agreement with James Hardie Gypsum, Inc. ("Hardie"), pursuant to which the Company has agreed to supply at least approximately 90% of the gypsum-grade recycled paperboard requirements of Hardie's three gypsum wallboard plants, with the bulk of such sales beginning in October 2000-January 2001 (the "Hardie Agreement"). The Company expects the amount of paperboard supplied to Hardie pursuant to the Hardie Agreement eventually to account for approximately 50% of the Lawton Mill's production. The Duke Plant is expected to use another approximately 25% of the Lawton Mill's output. Although the Company is actively pursuing several potential customers, it does not yet have any other supply agreements for the output of the Lawton Mill. There can be no assurance that the Company will be successful in obtaining any further supply agreements, and, in that case, the Company would attempt to sell the excess production in the spot market or under other short term arrangements.

  Subject to earlier termination, the current term of the Hardie Agreements will terminate on the later of October 1, 2010 or ten years after the start of commercial production. The Hardie Agreement specifies that commercial production has been achieved when the Lawton Mill has produced, for two consecutive months, recycled paperboard meeting the required product specifications in an amount equal


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to or greater than approximately 30% of the Lawton Mill's planned monthly capacity. Under the Hardie Agreement, the Company has agreed to provide to Hardie, and Hardie has agreed to purchase, the following volumes of recycled gypsum-grade paperboard: (i) approximately 7% of the requirements of Hardie's gypsum wallboard plant near Nashville, Arkansas until December 31, 2000; (ii) at least 90% of the requirements of Hardie's gypsum wallboard plant near Nashville, Arkansas beginning January 1, 2001; and (iii) at least 90% of the requirements of Hardie's gypsum wallboard plants near Las Vegas, Nevada and Seattle, Washington beginning October 1, 2000. Although the Company may be able to sell additional quantities to Hardie prior to that time, there can be no assurance that such sales will occur or that the Lawton Mill will be able to produce the quantities that Hardie might seek to purchase prior to commencement of its long-term commitment. Under the Hardie Agreement, the Company will maintain a minimum inventory of 2,000 tons of gypsum-grade recycled paperboard at the Lawton Mill as to which Hardie will have priority of shipment.

  Initially, each sale to Hardie will be made at a fixed base price determined at the execution of the Hardie Agreement that is subject to adjustment based on changes in the major variable costs of production of recycled paperboard, including the cost of power, transportation and the primary raw materials, and changes in the purchaser price index for industrial commodities and a reference employment cost index. The Hardie Agreement also contains a "most favored nations" clause requiring the Company to offer Hardie the lowest price that is available from the Company to other third-party purchasers of its recycled paperboard. The "most favored nations" clause requires the Company to offer the same price on an equivalent volume as the volume being sold to the third party at such price, but makes the price applicable to all sales while such third-party pricing remains in effect if the third-party price offered is pursuant to a long-term agreement of more than two years. As a result of the pricing formula, Hardie may be able to make purchases at substantially below market prices if market prices rise faster than the cost of production. Because of the "most favored nations" clause, if the Company were unable to sell its uncommitted production from the Lawton Mill to third parties at prices equal to or exceeding the pricing to Hardie, then it either would have to forego such third party sales or lower the selling price to Hardie.

  In addition, the Hardie Agreement is a "requirements" contract, and a termination or reduction of Hardie's production of gypsum wallboard could have a material adverse effect on the Company. If, after October 1, 2004, technological changes make it substantially more economical for Hardie to use paperboard of a kind not presently commercially available and that is not contemplated for the Lawton Mill, then Hardie and the Company are obligated to negotiate in good faith to include such recycled paperboard within the scope of the Hardie Agreement. However, any failure to reach an agreement on this point could result in a reduction or termination of Hardie's purchases from the Lawton Mill, and, as a result, could have a material adverse effect on the Company.

  The Hardie Agreement imposes detailed specifications for the gypsum-grade recycled paperboard sold to Hardie. The Company believes that the production from its Lawton Mill will be able to meet such specifications. However, if the Company were unable to produce gypsum-grade recycled paperboard meeting such specifications or were unable to complete the Lawton Mill or achieve satisfactory commercial production in a timely fashion, then the Company would be obligated to supply Hardie with gypsum-grade recycled paperboard from its other mills or from purchases from third parties or otherwise compensate Hardie for its additional costs in obtaining replacement gypsum-grade recycled paperboard. If Republic is unable to give notice that commercial production has been achieved at the Lawton Mill


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by July 1, 2001, then Hardie may terminate the Hardie Agreement.  The inability of the Company to complete construction of, or to achieve commercial production at, the Lawton Mill could have a material adverse effect on the Company.

  The Hardie Agreement provides that, during the two year period beginning on the later of October 1, 2005, or the fifth anniversary of commercial production, the parties will negotiate in good faith toward a long-term extension of the agreement past its initial term on mutually acceptable terms.























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ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS
            ---------------------------------

  (c)       Exhibits

            99.1  Press Release, dated July 17, 1998





















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                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            REPUBLIC GROUP INCORPORATED



Dated:  July 20, 1998       By:  /s/ Doyle R. Ramsey
                                --------------------------------------
                                Printed Name:  Doyle R. Ramsey
                                Title:  Vice President - Finance and
                                        Chief Financial Officer


















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                                 EXHIBIT INDEX



Item
Number    Description                          Page
------    -----------                          ----


99.1      Press Release, dated July 17, 1998.




















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